EXHIBIT 10.2

MUTUAL RELEASE

This Mutual Release is entered into as of January 12, 2002, between Dipper Incorporated, a Colorado corporation (“Dipper”), and Corporate Management Services, Inc., a Colorado corporation (“CMS”).

1.    Recitals.    From April 1998 to January 2002, CMS owned approximately 82% of the outstanding shares of Dipper’s common stock. During that period, CMS advanced a total of approximately $4,300 to Dipper for legal, accounting, general and administrative expenses, which amount was treated as paid-in capital (the “CMS Advances”). During that period, CMS earned approximately $116 in interest income from funds attributable to Dipper, which amount was treated by Dipper as interest income receivable from CMS and was offset by additional advances from CMS to Dipper (the “Dipper Interest”).

2.    Releases.

(a)    CMS, for itself and its successors and assigns, does hereby release, acquit, forever discharge, and covenant not to sue Dipper, its officers, directors, shareholders, agents, successors and assigns, from, against and with respect to all past and present claims, liabilities or obligations of any nature whatsoever, whether accrued or contingent, including but not limited to the CMS Advances.

(b)    Dipper, for itself and its successors and assigns, does hereby release, acquit, forever discharge, and covenant not to sue CMS, its officers, directors, shareholders, agents, successors and assigns, from, against and with respect to all past and present claims, liabilities or obligations of any nature whatsoever, whether accrued or contingent, including but not limited to the Dipper Interest.

(c)    CMS and Dipper understand that they may have suffered damages that are unknown to them at present and that unknown damages may arise in the future. CMS and Dipper acknowledge that their mutual execution and delivery of this Mutual Release is intended to and does release and discharge any claims by them in regard to such unknown or future damages.

(d)    CMS and Dipper understand that they may hereafter discover facts and/or claims different from, or in addition to, those which they now know or believe to be true with respect to the claims released above, and they agree that this Mutual Release shall be effective and remain effective in all respects, notwithstanding such differed or additional facts and/or claims or the discovery thereof.

3.    Due Authority.    Each party hereto represents and warrants that it has full capacity and authority to enter into and perform this Mutual Release and that no other person or entity has or will in the future acquire or have any right to assert against any person or entity released by this Mutual Release any portion of that party’s released claims.

4.    Miscellany.    This Mutual Release:

(a)    may be executed in counterparts, all of which shall constitute one agreement;

(b)    contains the entire agreement between the parties regarding the subject matter discussed herein;

(c)    may not be modified in any manner, nor may any rights provided for herein be waived, except by an instrument in writing signed by the party to be charged with such modification or waiver;

(d)    shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and

(e)    shall be construed in accordance with and governed by the laws of the State of Colorado.

DIPPER INCORPORATED		CORPORATE MANAGEMENT SERVICES, INC.

By:	/s/ David Richter	By:	/s/ George G. Andrews
	Name: David Richter Title: President		Name: George G. Andrews Title: President